EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Swift Transportation Company:
We consent to the incorporation by reference in the registration statement Nos. 333-171796, 333‑181201, and 333-196184 on Form S-8 of Swift Transportation Company of our reports dated February 22, 2016, with respect to the consolidated balance sheets of Swift Transportation Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10‑K of Swift Transportation Company.
Our report dated February 22, 2016 on the consolidated financial statements refers to the Company's adoption, on a retrospective basis, of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes which requires all deferred tax assets, liabilities and associated valuation allowances to be classified as non-current.
/s/ KPMG LLP
Phoenix, Arizona
February 22, 2016